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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 12, 2004

MARKWEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-31239	27-0005456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Inverness Drive West, Suite 200, Englewood, CO 80112-5000
(Address of principal executive offices)

Registrant's telephone number, including area code 303-290-8700

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. REGULATION FD DISCLOSURE

A.    Introduction

        On October 12, 2004, MarkWest Energy Partners, L.P. (the "Partnership") issued a press release announcing its proposed private placement of $200.0 million in principal amount of senior notes due 2014 (the "Notes"). The Partnership also announced that it intends to use the net proceeds of the proposed private placement of the Notes to repay substantially all of the indebtedness outstanding under its credit facility.

        The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Notes. The Notes to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

B.    Limitation on Incorporation by Reference

        In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

C.    Supplemental Information

        The following sets forth certain supplemental information contained in the preliminary offering memorandum dated October 12, 2004 relating to the proposed private placement of the Notes (the "Preliminary Offering Memorandum"). Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require (i) references to "the Partnership, "we," "our," "us," or like terms refer to MarkWest Energy Partners, L.P. and its subsidiaries, (ii) references to the "Notes" refer to the senior notes due 2014 of the Partnership that are the subject of the Preliminary Offering Memorandum, (iii) reference to "MarkWest Hydrocarbon" refer to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries, (iv) references to the "MarkWest Hydrocarbon Midstream Business" refer to the assets of the MarkWest Hydrocarbon Midstream Business that were contributed to us in connection with our initial public offering, (v) references to the "East Texas System" refer the gathering assets in East Texas that we acquired on July 30, 2004 from American Central East Texas Gas Company, Limited Partnership, (vi) references to "pro forma" mean financial or operating results which are presented on a pro forma basis, as adjusted for our acquisition of the East Texas System, (vii) references to our "existing credit facility" refer to our existing credit facility dated as of July 30, 2004, as amended and restated as of the date hereof and (viii) references to our "proposed credit facility" refer to our existing credit facility as it is proposed to be amended and restated concurrently with the closing of the private placement of the Notes.

1. Unaudited Pro Forma Financial Information

In connection with the proposed private placement of the Notes, we prepared unaudited pro forma financial statements for the year ended December 31, 2003, as of and for the six months ended June 30, 2004 and for the twelve months ended June 30, 2004, in each case to give pro forma effect to our acquisition of the East Texas System, the private placement of the Notes as well as certain other previously consummated acquisitions and related financings.. The following is a summary of this pro forma and historical financial information that was included in the Preliminary Offering Memorandum.

Unaudited pro forma combined financial information

Introduction

        The following are our unaudited pro forma financial statements as of June 30, 2004, for the year ended December 31, 2003, the six months ended June 30, 2004 and the twelve months ended June 30, 2004.

        Our unaudited pro forma balance sheet reflects the following transactions as if such transactions occurred as of June 30, 2004:

  •
  the closing of our proposed $200.0 million credit facility;

  •
  this offering and the application of the net proceeds as described under "Use of proceeds";

  •
  our public offering of 2,323,609 common units on September 21, 2004, at a public offering price of $43.41 per common unit and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds of which were used to repay indebtedness incurred in connection with the East Texas System acquisition;

  •
  the East Texas System acquisition, which closed July 30, 2004, for consideration of $239.6 million, plus $0.3 million in estimated transactions costs;

  •
  borrowings of $200.8 million under our credit facility to partially finance the East Texas System acquisition; and

  •
  our private placement of 1,304,438 common units and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to partially finance the East Texas System acquisition.

        In addition, our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 reflect the following transactions as if such transactions occurred as of January 1, 2003:

  •
  the closing of our proposed $200.0 million credit facility;

  •
  this offering and the application of net proceeds as described under "Use of proceeds";

  •
  our public offering of 2,323,609 common units on September 21, 2004, at a public offering price of $43.41 per common unit and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds of which were used to repay indebtedness incurred in connection with the East Texas System acquisition;

  •
  the East Texas System acquisition, which closed July 30, 2004, for consideration of $239.6 million, plus $0.3 million in estimated transactions costs;

  •
  borrowings of $200.8 million under our credit facility to partially finance the East Texas System acquisition; and

  •
  our private placement of 1,304,438 common units and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to partially finance the East Texas System acquisition.

  •
  the American Central Western Oklahoma acquisition, which closed December 1, 2003, for consideration of $37.9 million, plus $0.1 million in transactions costs;

  •
  the Michigan Crude Pipeline acquisition, which closed December 18, 2003, for consideration of $21.2 million, plus $0.1 million in transactions costs;

  •
  borrowings of $59.3 million under our credit facility to finance the American Central Western Oklahoma and Michigan Crude Pipeline acquisitions;

  •
  our public offering of 1,172,944 common units on January 13, 2004 at a public offering price of $39.90 per common unit and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to repay indebtedness incurred in connection with the American Central Western Oklahoma and Michigan Crude Pipeline acquisitions;

  •
  the Pinnacle acquisition, which closed March 28, 2003, for consideration of $39.5 million, plus $0.4 million in transaction costs; and

  •
  our private placement in June 2003 of 375,000 common units and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to repay indebtedness incurred in connection with the Pinnacle acquisition.

        Our unaudited pro forma financial statement of operations for the twelve months ended June 30, 2004 presents results of operations that are pro forma for the acquisitions and related financings described above, other than the Pinnacle acquisition and the related private placement of our common units, as if such transactions occurred as of January 1, 2003.

        Adjustments for these transactions are presented in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements included in the Partnership's previous filing with the Securities and Exchange Commission and the audited American Central Eastern Texas Gas Company, Limited Partnership financial statements included herein.

        The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical financial statements of Mark West Energy Partners, L.P. The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial statements do not purport to present our financial position or results of operations had the acquisitions or the other transactions actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

Unaudited pro forma combined balance sheet

	As of June 30, 2004
(In thousands)	Partnership as of June 30, 2004	East Texas System as of June 30, 2004	East Texas System pro forma adjustments		Equity and debt financing pro forma adjustments		Pro forma

Assets
Current assets:
Cash and cash equivalents	$8,871	$9,055	$(9,055 (45,083 (3,475 45,003 (838 918	)(A) )(B) )(C) (E) )(E) (E)	$5,183 (1,900	(F) )(G)	$8,679
Receivables, net	16,530	6,313	(6,313 2,101	)(A) (B)			18,631
Receivables from affiliate	3,653						3,653
Inventories	250						250
Other assets	176	91	(91	)(A)			176

Total current assets	29,480	15,459	(16,833)		3,283		31,389
Property, plant and equipment, net	186,708	58,114	18,519	(B)			263,341
Customer contracts, net	—	—	163,308	(B)			163,308
Deferred financing costs, net	3,178	—	7,188 (896	(C) )(D)	5,300 1,775 (1,141	(H) (G) )(I)	15,404
Investment in and advances to equity investee	232	—					232
Other assets	—	417	(417	)(A)			—

Total assets	$219,598	$73,990	$170,869		$9,217		$473,674

Liabilities and capital
Current liabilities:
Accounts payable	$17,856	$5,403	$(5,403	)(A)	$—		$17,856
Payables to affiliate	2,779	364	(364	)(A)			2,779
Accrued liabilities	5,932	—					5,932
Risk management liability	749	—					749
Current portion of long-term debt	86,200	—	196,959 3,841	(B) (C)	(92,500 (194,500	)(F) )(H)	—

Total current liabilities	113,516	5,767	195,033		(287,000)		27,316
Long-term debt	—	55,000	(55,000	)(A)	200,000	(H)	200,000
Risk management liability	397						397
Other liabilities	479						479
Commitments and contingencies							—
Capital:
Partners' capital	106,351	13,223	(13,223 (128 45,003 (838 918	)(A) )(C) (E) )(E) (E)	100,868 2,059 (5,244 (125 (200	(F) (F) )(F) )(G) )(H)	246,627
			(896	)(D)	(1,141	)(I)
Accumulated other comprehensive loss	(1,145)						(1,145)

Total capital	105,206	13,223	30,836		96,217		245,482

Total liabilities and capital	$219,598	$73,990	$170,869		$9,217		$473,674

Unaudited pro forma combined statement of operations

	Six months ended June 30, 2004
(In thousands, except per unit amounts)	Partnership historical	East Texas System historical	East Texas System pro forma adjustments		Equity and debt financing pro forma adjustments		Pro forma

Statement of operations data
Total revenues	$128,244	$17,105	$—		$—		$145,349
Operating expenses:
Purchased product costs	95,060	2,432	—				97,492
Facility expenses	12,421	3,143	—				15,564
Selling, general and administrative expenses	4,724	253	—				4,977
Depreciation and amortization	6,671	1,657	4,040	(J)			12,368
Management fee	—	1,468	—				1,468

Total operating expense	118,876	8,953	4,040		—		131,869

Income (loss) from operations	9,368	8,152	(4,040)		—		13,480
Other expenses:
Interest expense, net	(2,159)	(925)	(2,273	)(K)	(4,302 1,470	)(N) (O)	(8,189)
Amortization of deferred financing costs	(643)	—	(842	)(L)	(433	)(L)	(1,918)
Miscellaneous expense	(1)	(137)					(138)

Total other expense	(2,803)	(1,062)	(3,115)		(3,265)		(10,245)

Net income (loss)	$6,565	$7,090	$(7,155)		$(3,265)		$3,235

General partner's interest in net income	$528						$462
Limited partners' interest in net income	$6,037						$2,773
Basic net income per limited partner unit	$0.88						$0.26
Diluted net income per limited partner unit	$0.87						$0.26
Weighted average of limited partners' units outstanding:
Basic	6,886		1,304 82	(M) (M)	2,324	(P)	10,596
Diluted	6,914		1,304 82	(M) (M)	2,324	(P)	10,624

Unaudited pro forma combined statement of operations

	Year ended December 31, 2003
(In thousands, except per unit amounts)	Partnership historical	2003 acquisitions historical	East Texas System historical	Acquisitions pro forma adjustments		Equity and debt financing pro forma adjustments		Pro forma

Statement of operations data
Total revenues	$117,537	$59,859	$33,288	$(51 (827	)(Q) )(R)	$—		$209,806
Operating expenses:
Purchased product costs	70,832	45,508	12,358	(680	)(R)			128,018
Facility expenses	20,463	5,352	5,095	(9 (39	)(Q) )(R)			30,862
Selling, general and administrative expenses	7,686	1,408	122	(12	)(R)			9,204
Depreciation and amortization	7,548	3,784	2,942	8,452 (52 (46 221	(J) )(Q) )(R) (S)			22,849
Management fee	—	1,713	1,816	—				3,529
Impairment expense	1,148	—	—	—				1,148

Total operating expense	107,677	57,765	22,333	7,835				195,610

Income (loss) from operations	9,860	2,094	10,955	(8,713)				14,196
Other income (expense):
Interest expense, net	(3,074)	(259)	12	(8,110 (3,794 409 1,710	)(K) )(T) (U) (V)	(6,878 3,735	)(N) (X)	(16,249)
Amortization of deferred financing costs	(983)	—	—	(6,948	)(L)	(1,028	)(L)	(8,959)
Miscellaneous income (expense)	(25)	18	(272)					(279)

Total other income (expense)	(4,082)	(241)	(260)	(16,733)		(4,171)		(25,487)
Income (loss) before income taxes	5,778	1,853	10,695	(25,446)		(4,171)		(11,291)
Provision (benefit) for income taxes	—	294	—	(294	)(W)			—

Net income (loss)	$5,778	$1,559	$10,695	$(25,152)		$(4,171)		$(11,291)

General partner's interest in net income (loss)	$291							$(82)
Limited partners' interest in net income (loss)	$5,487							$(11,209)
Basic net income (loss) per limited partner unit	$0.96							$(1.05)
Diluted net income (loss) per limited partner unit	$0.96							$(1.05)
Weighted average number of limited partners' units outstanding:
Basic	5,722			1,304 188 1,173	(M) (M) (M)	2,324 —	(P)	10,711
Diluted	5,773			1,304 188 1,173	(M) (M) (M)	2,324	(P)	10,711

Unaudited pro forma combined statement of operations

	Twelve months ended June 30, 2004
(In thousands, except per unit amounts)	Partnership historical	2003 acquisitions historical	East Texas System historical	Acquisitions pro forma adjustments		Equity and debt financing pro forma adjustments		Pro forma

Statement of operations data
Total revenues	$198,452	$17,969	$33,199	$—		$—		$249,620
Operating expenses:
Purchased product costs	139,077	12,173	7,820					159,070
Facility expenses	23,380	2,269	5,777					31,426
Selling, general and administrative expenses	9,479	500	268					10,247
Depreciation and amortization	11,014	1,279	3,194	8,364	(Y)			23,851
Management fee	—	778	2,376	—		—		3,154
Impairment expense	1,148	—	—					1,148

Total operating expense	184,098	16,999	19,435	8,364		—		228,896

Income from operations	14,354	970	13,764	(8,364)		—		20,724
Other income (expense):
Interest expense, net	(3,925)	4	(937)	(1,212 855	)(Z) (AA)	3,338 (14,063	(BB) )(CC)	(15,940)
Amortization of deferred financing costs	(1,189)	—	—	(3,831	)(L)	1,280(L	)	(3,740)
Miscellaneous income (expense)	(60)	—	(350)					(410)

Total other income (expense)	(5,174)	4	(1,287)	(4,188)		(9,445)		(20,090)

Net income (loss)	$9,180	$974	$12,477	$(12,552)		$(9,445)		$634

General partner's interest in net income (loss)	$696							$525
Limited partners' interest in net income (loss)	$8,484							$109
Basic net income per limited partner unit	1.31							$0.01
Diluted net income per limited partner unit	1.31							$0.01
Weighted average number of limited partners' units outstanding:
Basic	6,480			1,304 628	(M) (M)	2,324	(P)	10,736
Diluted	6,489			1,304 628	(M) (M)	2,324	(P)	10,745

Notes to unaudited pro forma combined financial information

Pro forma adjustments

Unaudited pro forma balance sheet:

        (A)  Reflects the elimination of the American Central Eastern Texas assets, liabilities and equity that we did not acquire.

        (B)   Reflects the acquisition and the related financing (cash consideration and estimated direct acquisition costs were financed by borrowings under our credit facility and from proceeds from a private equity placement) of the East Texas System assets. The consideration paid, the purchase price allocation and funding source for the acquisition are outlined below (in thousands).

Acquisition costs:
Cash consideration	$239,580
Direct acquisition costs	361

Total per prior filing	$239,941

Allocation of acquisition costs(1):
Identifiable intangible assets	$163,308
Property, plant and equipment	76,633

Net assets purchased	$239,941

Funding sources:
Borrowings under the credit facility	$196,959
Proceeds from private equity placement and general partner contribution, net (See Note E)	45,083
Receivable from seller(2)	(2,101)

Total	$239,941

        (1)   This acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." The purchase price allocation is based on the fair values of the assets acquired, including the fair values of identifiable intangibles as of July 30, 2004, the date that the acquisition was consummated. The pro forma allocation of the purchase price is preliminary and subject to audit.

        (2)   Under the Asset Purchase and Sale Agreement, we, as the buyer, are entitled to operating income and expenses related to the first day of the month of closing through the closing date. As the acquisition closed on July 30, 2004, the operating activity related to July 2004 is an adjustment to the purchase price and recorded as a receivable from the seller.

        (C)   Reflects the payment of $7.2 million capitalized as deferred financing costs and approximately $0.1 million recorded as interest expense related to our debt refinancing for the East Texas System acquisition as of September 14, 2004. Of the total cost incurred, $3.5 million was paid out of existing cash and $3.8 million was borrowed under our credit facility.

        (D)  Relates to unamortized deferred financing costs written off as interest expense as a result of the July 2004 debt refinancing for the East Texas System acquisition.

        (E)   Reflects the gross proceeds of $45.0 million from the issuance and sale of 1,304,438 common units in a private placement at a price of $34.50 per common unit, net of estimated offering expenses of $0.8 million, and the contribution of $0.9 million from our general partner in order to maintain its 2% general partner interest.

        (F)   Reflects the gross proceeds of $100.9 million from the issuance and sale of 2,323,609 common units in a public offering at a price of $43.41 per common unit, net of estimated offering expenses of $5.2 million and contribution of $2.1 million from our general partner in order to maintain its 2% general partner interest. Also reflects the use of a portion of such proceeds to repay $92.5 million under our existing credit facility.

        (G)  Reflects the payment of $1.8 million capitalized as deferred financing costs and approximately $0.1 million recorded as interest expense related to our proposed credit facility.

        (H)  Reflects the gross proceeds of $200.0 million from this offering, the payment of $5.3 million capitalized as deferred financing costs, $0.2 million recorded as interest expense and the repayment of $194.5 million of borrowings under our existing credit facility.

        (I)    Relates to unamortized deferred financing costs written off as interest expense as a result of our proposed credit facility.

Unaudited pro forma statements of operations:

        (J)    Reflects the pro forma adjustment to East Texas System depreciation expense, as follows:

(In thousands)	Six months ended June 30, 2004	Year ended December 31, 2003

Eliminate historical depreciation expense	$(1,657)	$(2,942)
Pro forma depreciation expense(1)	5,697	11,394

Pro forma adjustment to depreciation expense	$4,040	$8,452

        (1)   Pro forma depreciation is based on the lesser of the term of the associated long-term contract or estimated reserves supporting our asset or the asset's useful life, which is 20 years for property and equipment.

        (K)   The pro forma adjustment to East Texas System interest expense for the periods presented is calculated as follows:

(In thousands)	Six months ended June 30, 2004	Year ended December 31, 2003

Eliminate historical interest expense	$925	$12
Borrowings under our credit facility ($200.8 million in additional principal) at assumed rates of 3.22% and 4.09%, respectively(1)(2)	(3,198)	(8,122)

Pro forma increase to interest expense from the acquisition	$(2,273)	$(8,110)

        (1)   We incurred bank debt of $200.8 million in connection with the East Texas System acquisition. The assumed rates of 3.22% and 4.09% for the periods ended June 30, 2004 and December 31, 2003, respectively, reflect the weighted average interest rates for those periods.

        (2)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $178,000 and $356,000, respectively, for the six months ended June 30, 2004. The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $406,000 and $812,000, respectively, for the twelve months ended December 31, 2003.

        (L)   Relates to amortized deferred financing costs and write-off of unamortized deferred financing costs as a result of our proposed credit facility and this offering.

        (M)  The weighted average limited partner units outstanding used in the income per unit calculation includes the limited partner common and subordinated units and excludes the general partner interest. The weighted average limited partner units outstanding have been adjusted to reflect the common units issued in connection with our July 2004 private equity placement of 1,304,438, our January 2004 offering of 1,172,944 common units and our private placement in June 2003 of 375,000 common units, as if these units had been outstanding since January 1, 2003.

        (N)  The pro forma adjustment to East Texas System interest expense, as adjusted for our September and October 2004 financing activities, for the periods presented is calculated as follows:

(In thousands)	Six months ended June 30, 2004	Year ended December 31, 2003

Eliminate historical interest expense	$925	$12
Notes offered hereby ($200.0 million in principal)	(7,500)	(15,000)
Debt refinancing interest expense	—
Eliminate borrowings under our credit facility	2,273	8,110

Pro forma increase to interest expense from financing	$(4,302)	$(6,878)

        (O)  The pro forma adjustment to interest expense from the public offering of our common units in September 2004 to repay borrowings under our credit facility is calculated as follows:

(In thousands)	Six months ended June 30, 2004

Borrowings under our credit facility ($91.4 million in reduced principal) at assumed rate of 3.22%(1)	$1,470

Pro forma decrease to interest expense	$1,470

        (1)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $57,000 and $114,000, respectively, for the six months ended June 30, 2004. The assumed rate of 3.22% for the six months ended June 30, 2004, reflects the weighted average interest rate for that period.

        (P)   The weighted average limited partner units outstanding used in the income per unit calculation includes the limited partner common and subordinated units and excludes the general partner interest. The weighted average limited partner units outstanding have been adjusted to reflect the common units issued in connection with our September 2004 public offering of 2,323,609 common units, as if these units had been outstanding since January 1, 2003.

        (Q)  This entry eliminates the operating results of the Hobbs, New Mexico lateral pipeline that was not acquired as part of the Pinnacle acquisition.

        (R)   We acquired Pinnacle on March 28, 2003. This entry eliminates the four days of Pinnacle results (March 28 through March 31, 2003) included in our results for the twelve months ended December 31, 2003.

        (S)   Reflects the pro forma adjustment to western Oklahoma and Michigan Crude Pipeline depreciation expense for the year ended December 31, 2003, as follows:

(In thousands)	Western Oklahoma	Michigan Crude Pipeline	Total

Eliminate historical depreciation expense	$(2,154)	$(599)	$(2,753)
Pro forma depreciation expense(1)	1,900	1,074	2,974

Pro forma adjustment to depreciation expense	$(254)	$475	$221

        (1)   Pro forma depreciation is based on the lesser of the term of the associated long-term contract or estimated reserves supporting our asset or the asset's useful life, which is 20 years for property and equipment.

        (T)   Reflects pro forma adjustment to interest expense for the 2003 acquisitions as calculated below:

(In thousands)	Year ended December 31, 2003

Eliminate Pinnacle interest expense	$269
Borrowings under our credit facility ($99.2 million in additional principal) at assumed rate of 4.09%(1)	(4,063)

Pro forma increase to interest expense from the acquisition	$(3,794)

        (1)   We incurred bank debt of $39.5 million in connection with the Pinnacle acquisition, $37.9 million in connection with the western Oklahoma acquisition and $21.2 million in connection with the Michigan Crude Pipeline acquisition, plus $0.6 million to pay aggregate transaction costs related to these three acquisitions. The assumed rate of 4.09% for the period ended December 31, 2003, reflects the weighted average interest rate for that period.

        (U)  The pro forma adjustment to interest expense from our June 2003 private placement of our common units to repay debt incurred in connection with the Pinnacle acquisition is calculated as follows:

(In thousands)	Year ended December 31, 2003

Borrowings under our credit facility ($10.0 million in reduced principal) at assumed rate of 4.09%(1)	$409

Pro forma decrease to interest expense	$409

        (1)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $13,000 and $25,000, respectively, for the twelve months ended December 31, 2003. The assumed rate of 4.09% for the period ended December 31, 2003, reflects the weighted average interest rate for that period.

        (V)   The pro forma adjustment to interest expense from our offering of common units in January 2004 to repay debt incurred in connection with the western Oklahoma and Michigan Crude Pipeline acquisitions is calculated as follows:

(In thousands)	Year ended December 31, 2003

Borrowings under our credit facility ($41.8 million in reduced principal) at assumed rate of 4.09%(1)	$1,710

Pro forma decrease to interest expense	$1,710

        (1)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $52,000 and $105,000, respectively, for the twelve months ended December 31, 2003.

The assumed rate of 4.09% for the period ended December 31, 2003, reflects the weighted average interest rate for that period.

        (W) The income tax provision was eliminated because we are a partnership. In a partnership, income taxes are the responsibility of the unitholders and not the partnership.

        (X)   The pro forma adjustment to interest expense from our offering of common units in September 2004 to repay debt is calculated as follows:

(In thousands)	Year ended December 31, 2003

Borrowings under our credit facility ($91.4 million in reduced principal) at assumed rate of 4.09%(1)	$3,735

Pro forma decrease to interest expense	$3,735

        (1)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $114,000 and $229,000, respectively, for the twelve months ended December 31, 2003. The assumed rate of 4.09% for the period ended December 31, 2003, reflects the weighted average interest rate for that period.

        (Y)   Reflects the pro forma adjustment to East Texas System and our 2003 acquisitions depreciation expense, as follows:

(In thousands)	Twelve months ended June 30, 2004

Eliminate acquisition related historical depreciation expense	$(4,473)
Pro forma depreciation expense(1)	12,837

Pro forma adjustment to depreciation expense	$8,364

        (1)   Pro forma depreciation is based on the lesser of the term of the associated long-term contract or estimated reserves supporting our asset or the asset's useful life, which is 20 years for property and equipment.

        (Z)   Reflects pro forma adjustment to interest expense for the western Oklahoma and Michigan Crude Pipeline acquisitions as calculated below:

(In thousands)	Twelve months ended June 30, 2004

Borrowings under our credit facility ($59.3 million in additional principal) at assumed rate of 4.09%(1)	$(1,212)

Pro forma increase to interest expense from the acquisition	$(1,212)

        (1)   We incurred bank debt of $37.9 million in connection with the western Oklahoma acquisition and $21.2 million in connection with the Michigan Crude Pipeline acquisition, plus $0.2 million to pay aggregate transaction costs related to these two acquisitions. The assumed rate of 4.09% for the six month period ended December 31, 2003, reflects the weighted average interest rate for that period.

        (AA)     The pro forma adjustment to interest expense from our public offering of common units in January 2004 to repay debt incurred in connection with the western Oklahoma and Michigan Crude Pipeline acquisitions is calculated as follows:

(In thousands)	Twelve months ended June 30, 2004

Borrowings under our credit facility ($41.8 million in reduced principal) at assumed rate of 4.09%(1)	$855

Pro forma decrease to interest expense	$855

        (1)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our facility on pro forma interest expense would have been approximately $26,000 and $52,500, respectively, for the twelve months ended December 31, 2003. The assumed rate of 4.09% for the period ended December 31, 2003, reflects the weighted average interest rate for that period.

        (BB)     The pro forma adjustment to interest expense from our public offering of common units in September 2004 to repay debt is calculated as follows:

(In thousands)	Twelve months ended June 30, 2004

Borrowings under our credit facility ($91.4 million in reduced principal) at assumed rates of 4.09% and 3.22% for the six months ended December 31, 2003 and June 30, 2004, respectively(1)	$3,338

Pro forma decrease to interest expense	$3,338

        (1)   The effects of fluctuations of 0.125% and 0.25% in annual interest rates under our credit facility on pro forma interest expense would have been approximately $114,000 and $229,000, respectively, for the twelve months ended June 30, 2004. The assumed rates of 4.09% and 3.22% for the six months ended December 31, 2003 and June 30, 2004, respectively, reflect the weighted average interest rate for those periods.

        (CC)     The pro forma adjustment to East Texas System interest expense, as adjusted for our offering of the notes, for the periods presented is calculated as follows:

(In thousands)	Twelve months ended June 30, 2004

Eliminate East Texas System interest expense	$937
Notes offered hereby ($200.0 million in principal)	(15,000)

Pro forma increase to interest expense from the acquisition	$(14,063)

2. Historical and Pro Forma Financial Data

The following information is included in the Preliminary Offering Memorandum:

Summary historical and pro forma
financial and operating data

        The following tables show summary historical financial and operating data of the MarkWest Hydrocarbon Midstream Business and us as of and for the periods indicated and our summary pro forma financial and operating data as of June 30, 2004 and for the year ended December 31, 2003, for the six months ended June 30, 2004 and for the twelve months ended June 30, 2004. The MarkWest Hydrocarbon Midstream Business represents substantially all of MarkWest Hydrocarbon's historical natural gas gathering and processing and NGL transportation, fractionation and storage businesses prior to our formation. The summary historical financial data for the MarkWest Hydrocarbon Midstream Business for the year ended December 31, 2001 is derived from the audited financial statements of the MarkWest Hydrocarbon Midstream Business. Our summary historical financial data for the years ended December 31, 2002 and 2003 is derived from the audited financial statements of the Partnership. Our summary historical financial data as of and for the six months ended June 30, 2003 and 2004 is derived from our unaudited financial statements and, in our opinion, has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information. You should read the summary historical financial and other data below in conjunction with our consolidated financial statements and the accompanying notes and the unaudited pro forma combined financial statements, contained herein. You should also read "Selected consolidated financial and other data" and the accompanying "Management's discussion and analysis of financial condition and results of operations." All of these materials are contained later in this offering memorandum.

        Our unaudited pro forma balance sheet reflects the following transactions as if such transactions occurred as of June 30, 2004:

  •
  the closing of our proposed $200.0 million credit facility;

  •
  this offering and the application of the net proceeds as described under "Use of proceeds";

  •
  our public offering of 2,323,609 common units on September 21, 2004, at a public offering price of $43.41 per common unit and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds of which were used to repay indebtedness incurred in connection with the East Texas System acquisition;

  •
  the East Texas System acquisition, which closed July 30, 2004, for consideration of $239.6 million, plus $0.3 million in estimated transaction costs;

  •
  borrowings of $200.8 million under our credit facility to partially finance the East Texas System acquisition; and

  •
  our private placement of 1,304,438 common units and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to partially finance the East Texas System acquisition.

        In addition, our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 reflect the following transactions as if such transactions occurred as of January 1, 2003:

  •
  the closing of our proposed $200.0 million credit facility;

  •
  this offering and the application of the net proceeds as described under "Use of proceeds";

  •
  our public offering of 2,323,609 common units on September 21, 2004, at a public offering price of $43.41 per common unit and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds of which were used to repay indebtedness incurred in connection with the East Texas System acquisition;

  •
  the East Texas System acquisition, which closed July 30, 2004, for consideration of $239.6 million, plus $0.3 million in estimated transaction costs;

  •
  borrowings of $200.8 million under our credit facility to partially finance the East Texas System acquisition;

  •
  our private placement of 1,304,438 common units and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to partially finance the East Texas System acquisition;

  •
  the American Central Western Oklahoma acquisition, which closed December 1, 2003, for consideration of $37.9 million, plus $0.1 million in transaction costs;

  •
  the Michigan Crude Pipeline acquisition, which closed December 18, 2003, for consideration of $21.2 million, plus $0.1 million in transaction costs;

  •
  borrowings of $59.3 million under our credit facility to finance the American Central Western Oklahoma and Michigan Crude Pipeline acquisitions;

  •
  our public offering of 1,172,944 common units on January 13, 2004 at a public offering price of $39.90 per common unit and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to repay indebtedness incurred in connection with the American Central Western Oklahoma and Michigan Crude Pipeline acquisitions;

  •
  the Pinnacle acquisition, which closed March 28, 2003, for consideration of $39.5 million, plus $0.4 million in transaction costs; and

  •
  our private placement in June 2003 of 375,000 common units and a capital contribution from our general partner to maintain its 2% general partner interest, the net proceeds from which were used to repay indebtedness incurred in connection with the Pinnacle acquisition.

        Our unaudited pro forma financial statement of operations for the twelve months ended June 30, 2004 presents results of operations that are pro forma for the acquisitions and related financings described above, other than the Pinnacle acquisition and the related private placement of our common units, as if such transactions occurred as of January 1, 2003.

        The historical financial statements for all periods prior to our formation differ substantially from our financial statements and unaudited pro forma financial statements, principally because of the contracts we entered into with MarkWest Hydrocarbon at the closing of our initial public offering. The largest of these differences is in revenues and purchased product costs. Historically, revenues and purchased product costs in the MarkWest Hydrocarbon Midstream Business were higher because:

  •
  its revenues included the aggregate sales price for all the NGL products produced in its operations; and

  •
  its purchased product costs included the cost of natural gas purchases needed to replace the Btu content of the NGLs extracted in its processing operations under keep whole contracts and the percentage of the proceeds from the sale of NGL products remitted to producers under percent-of-proceeds contracts.

        In contrast, after entering into contractual arrangements in connection with our initial public offering:

  •
  our revenues related to these assets include only the fees we receive for processing natural gas, transporting, fractionating and storing NGLs and the aggregate proceeds from NGL sales we receive under our percent-of-proceeds contracts; and

  •
  our purchased product costs related to these assets primarily consist of the percentage of proceeds from the sale of NGL products remitted to producers under our percent-of-proceeds contracts, with a small portion of our purchased product costs attributable to natural gas purchases to satisfy our obligations under our keep-whole contracts.

        Sustaining capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital expenditures are capital expenditures made to expand the existing operating capacity of our assets, whether through construction or acquisition. We treat repair and maintenance expenditures that do not extend the useful life of existing assets as facility expenses as we incur them.

        We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes either included or incorporated by reference in this offering memorandum. The table should be read together with "Management's discussion and analysis of financial condition and results of operations."

	MarkWest Hydrocarbon Midstream Business	Partnership
						Pro forma
				Six months ended June 30,				Twelve months ended June 30, 2004
	Year ended December 31,					Year ended December 31, 2003	Six months ended June 30, 2004
(Dollars in thousands)	2001	2002(1)	2003	2003	2004

Statement of operations data:
Total revenues						$209,806	$145,349	$249,620
Operating expenses:
Purchased product costs						128,018	97,492	159,070
Facility expenses						30,862	15,564	31,426
Selling, general and administrative expenses						9,204	4,977	10,247
Depreciation and amortization						22,849	12,368	23,851
Management fee						3,529	1,468	3,154
Impairment expense						1,148	—	1,148

Total operating expenses						195,610	131,869	228,896

Income from operations						14,196	13,480	20,724
Interest expense, net						(16,249)	(8,189)	(15,940)
Amortization of deferred financing costs						(8,959)	(1,918)	(3,740)
Miscellaneous income (expense)						(279)	(138)	(410)

Income (loss) before income taxes						(11,291)	3,235	634
Provision (benefit) for income taxes						—	—	—

Net income (loss)						$(11,291)	$3,235	$634

Balance sheet data (at period end):
Property, plant and equipment, net							$263,341	$263,341
Total assets							473,674	473,674
Total debt, including debt due to parent							200,000	200,000
Total partners' capital							246,627	246,627
Cash flow data:
Net cash flow provided by (used in):
Operating activities
Investing activities
Financing activities
Other financial data:
Gross margin(2)	$28,192	$31,340	$46,705	$20,514	$33,184	$81,788	$47,857	$90,550
EBITDA(3)	10,007	11,008	17,383	8,113	16,038	36,766	25,710	44,165
Adjusted EBITDA(3)	10,007	11,008	18,531	8,113	16,038	40,841	26,877	47,865
Sustaining capital expenditures
Expansion capital expenditures
Total capital expenditures
Ratio of total debt to adjusted EBITDA	1.92x	1.94x	6.81x					4.18x
Ratio of adjusted EBITDA to interest expense	7.66x	9.80x	6.03x					3.00x
Operating data:
Appalachia:
Natural gas processed (Mcf/d)						202,000	202,000	174,300
NGLs fractionated for a fee (Gal/d)						458,000	469,000	483,300
NGL product sales (gallons)						40,305,000	21,927,000	44,033,000
Michigan:
Natural gas processed for a fee (Mcf/d)						15,000	13,000	14,100
NGL product sales (gallons)						11,800,000	5,103,000	11,044,000
Crude oil transported for a fee (Bbl/d)						15,700	14,700	15,200
Southwest:
Gathering systems throughput (Mcf/d)						311,000	317,800	311,300
Lateral throughput volumes (Mcf/d)						—	74,100	74,100
NGL product sales (gallons)						105,178,000	36,740,000	108,565,600

        (1)   We restated our financial and operating results for the year ended December 31, 2002 to present our 2002 results under one combined column that includes our operations both before and after our initial public offering. Prior to the restatement, our 2002 financial results were shown separately for periods prior to and following our initial public offering. Generally, this combination required simple addition of the previously bifurcated line items. In addition, in connection with the restatement we recorded the elimination of deferred tax liabilities resulting from our conversion to partnership form in our statement of operations. Such elimination was previously presented as an adjustment to our capital. In our revised presentation, the elimination of the deferred tax liability is reflected in the statement of operations as a part of the provision (benefit) for income taxes, increasing net income by $17.2 million and income per unit by $3.86.

        (2)   We define gross margin as revenue less purchased product costs. Purchased product costs include the following costs and expenses: amounts we remit to producers under percent-of-index and percent-of-proceeds contracts, the cost of natural gas and NGLs we purchase from third parties and the amounts we pay third parties to process volumes we gather. Our management views gross margin as an important performance measure of the core profitability of our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross margin is operating income.

        The following table reconciles our income from operations to gross margin:

	MarkWest Hydrocarbon Midstream Business	Partnership
						Pro forma
				Six months ended June 30,				Twelve months ended June 30, 2004
	Year ended December 31,					Year ended December 31, 2003	Six months ended June 30, 2004
(In thousands)	2001	2002	2003	2003	2004

Income from operations	$5,517	$5,976	$9,860	$4,874	$9,368	$14,196	$13,480	$20,724
Plus:
Facility expenses	13,138	15,101	20,463	9,504	12,421	30,862	15,564	31,426
Selling, general and administrative expenses	5,047	5,283	7,686	2,931	4,724	9,204	4,977	10,247
Depreciation and amortization	4,490	4,980	7,548	3,205	6,671	22,849	12,368	23,851
Management fee	—	—	—	—	—	3,529	1,468	3,154
Impairment expense	—	—	1,148	—	—	1,148	—	1,148

Gross margin	$28,192	$31,340	$46,705	$20,514	$33,184	$81,788	$47,857	$90,550

        (3)   EBITDA is defined as income before income taxes, plus depreciation and amortization expense and interest expense and deferred financing costs. Adjusted EBITDA is calculated by adding to EBITDA items of expense that otherwise did not occur within the prior two years and that our management does not believe will recur in subsequent years. Our adjustments to EBITDA consist of an impairment charge relating to the decommissioning and dismantling of one of our processing plants and certain management fees historically allocated to our East Texas System and western Oklahoma assets by the prior owner. We present adjusted EBITDA on a partnership basis which includes both the general and limited partner interests. Adjusted EBITDA (i) is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our financial statements.

        Adjusted EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of adjusted EBITDA is useful to lenders and investors because of its use in the midstream natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, management believes that adjusted EBITDA provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. The presentation of adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.

        Adjusted EBITDA is used by management to determine our operating performance and along with other data as an internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, evaluating targeted businesses for acquisition and determining incentive compensation. We have a number of business locations located in different regions of the United States. Adjusted EBITDA can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used to compute our financial covenants under our credit facility.

        There are material limitations to using a measure such as adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income and cash flow from operating activities. In addition, our calculation of adjusted EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. EBITDA for the periods described herein is calculated in the same manner as presented by us in the past.

        The following table reconciles adjusted EBITDA to EBITDA and EBITDA to our net income (loss):

	MarkWest Hydrocarbon Midstream Business	Partnership
						Pro forma
				Six months ended June 30,				Twelve months ended June 30, 2004
	Year ended December 31,					Year ended December 31, 2003	Six months ended June 30, 2004
(In thousands)	2001	2002	2003	2003	2004

Net income (loss)	$2,586	$21,789	$5,778	$3,163	$6,565	$(11,291)	$3,235	$634
Plus:
Interest expense, net	1,307	1,123	3,074	1,308	2,159	16,249	8,189	15,940
Amortization of deferred financing costs	—	291	983	437	643	8,959	1,918	3,740
Depreciation and amortization	4,490	4,980	7,548	3,205	6,671	22,849	12,368	23,851
Provision (benefit) for income taxes	1,624	(17,175)	—	—	—	—	—	—

EBITDA	10,007	11,008	17,383	8,113	16,038	36,766	25,710	44,165
Impairment expense(a)	—	—	1,148	—	—	1,148	—	1,148
Management fee(b)	—	—	—	—	—	2,927	1,167	2,552

Adjusted EBITDA	$10,007	$11,008	$18,531	$8,113	$16,038	$40,841	$26,877	$47,865

        (a)   Represents an impairment charge relating to the decommissioning and dismantling of the existing Cobb processing plant.

        (b)   Represents non-recurring management fees charged to the East Texas System and western Oklahoma assets by the prior owner.

3. Capitalization

The following table sets forth our capitalization as of June 30, 2004 on a pro forma basis to give effect to (i) our public offering of 2,323,609 common units on September 21, 2004 as well as the financing related to the East Texas System acquisition, including our private placement of 1,304,438 common units and borrowings under our existing credit facility, (ii) the sale of the notes offered hereby at par and the application of the net proceeds from this offering and (iii) expenses related to our proposed credit facility.

As of June 30, 2004
(In thousands)	Pro forma(1)

Existing credit facility	$—
Proposed credit facility(2)	—
% senior notes due 2014	200,000

Total debt	200,000
Capital:
Common units	230,987
Subordinated units	10,888
General partner interest	4,057
Other	695
Accumulated other comprehensive income (loss)	(1,145)

Total capital	245,482

Total capitalization	$445,482

(1)
For further explanation of pro forma adjustments as of June 30, 2004, please see our unaudited pro forma combined balance sheet under "Unaudited pro forma combined financial statements."

(2)
Concurrently with the closing of this offering, we intend to amend and restate our existing credit facility to establish a new $200.0 million facility. At the closing of our proposed credit facility, we expect to have borrowings of $5.0 million outstanding under that facility.

4. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following information relating to the types of contracts under which we conduct business, certain recent accounting pronouncements that are important to our business and our discussion of quantitative and qualitative disclosures about market risk are included in the Preliminary Offering Memorandum:

Our contracts

        We generate the majority of our revenues and gross margin from natural gas gathering, processing and transmission, NGL transportation, fractionation and storage, and crude oil gathering and transportation. In our current areas of operations, we have a combination of contract types. In many cases, we provide services under contracts that contain a combination of more than one of the arrangements described below. On a pro forma basis for the six months ended June 30, 2004, we generated 60% of our gross margin from contracts under which we charge fees for providing midstream services. Gross margin from fee-based services depends largely on throughput volume and is typically less affected by short-term changes in commodity prices. The remaining 40% of our gross margin for that period was generated from contracts subject to commodity price exposure, consisting of percentage-of-index and other contracts tied to natural gas prices (22%), percentage-of-proceeds and other contracts tied to NGL prices (16%) and keep-whole contracts, which are tied to the prices of both commodities (2%). We provide services under the following five types of contracts:

  •
  Fee-based contracts.  Under fee-based contracts, we receive fees for one or more of the following services: gathering, processing, and transmission of natural gas, transportation, fractionation and storage of NGLs, and gathering and transportation of crude oil. The revenue we earn from these contracts is directly related to the volume of natural gas, NGLs or crude oil that flows through our systems and facilities and is not directly dependent on commodity prices. In certain cases, our contracts provide for minimum annual payments. To the extent a sustained decline in commodity prices results in a decline in volumes, however, our revenues from these contracts would be reduced.

  •
  Percent-of-proceeds contracts.  Under percent-of-proceeds contracts, we generally gather and process natural gas on behalf of producers, sell the resulting residue gas and NGLs at market prices and remit to producers an agreed upon percentage of the proceeds based on an index price. In other cases, instead of remitting cash payments to the producer, we deliver an agreed upon percentage of the residue gas and NGLs to the producer and sell the volumes we keep to third parties at market prices. Under these types of contracts, our revenues and gross margins increase as natural gas prices and NGL prices increase, and our revenues and gross margins decrease as natural gas prices and NGL prices decrease.

  •
  Percent-of-index contracts.  Under percent-of-index contracts, we generally purchase natural gas at either (1) a percentage discount to a specified index price, (2) a specified index price less a fixed amount or (3) a percentage discount to a specified index price less an additional fixed amount. We then gather and deliver the natural gas to pipelines where we resell the natural gas at the same index price, or at a different percentage discount to the same index price. With respect to (1) and (3), above, the gross margins we realize under the arrangements described above decrease in periods of low natural gas prices because these gross margins are based on a percentage of the index price. Conversely, our gross margins increase during periods of high natural gas prices.

  •
  Keep-whole contracts.  Under keep-whole contracts, we gather natural gas from the producer, process the natural gas and sell the resulting NGLs to third parties at market prices. Because the extraction of the NGLs from the natural gas during processing reduces the Btu content of the natural gas, we must either purchase natural gas at market prices for return to producers or make a cash payment to the producers equal to the value of this natural gas. Accordingly, under these arrangements, our revenues and gross margins increase as the price of NGLs increases relative to the price of natural gas, and our revenues and gross margins decrease as the price of natural gas increases relative to the price of NGLs.

  •
  East Texas System gathering arrangements.  We gather volumes on the East Texas System under contracts with fee arrangements that are unique to that system. These contracts typically contain one or more of the following revenue components:

    •
    Fixed gathering and compression fees.  Typically, gathering and compression fees are comprised of a fixed fee portion in which producers pay a fixed rate per unit to transport their natural gas through the gathering system. Under the majority of these arrangements, fees are adjusted annually based on the Consumer Price Index. Fixed gathering and compression fees accounted for 39% of the East Texas System's total gathering margin for the six months ended June 30, 2004.

      •
      Settlement margin.  Typically, the terms of our East Texas System gathering arrangements specify that we are allowed to retain a fixed percentage of the volume gathered to cover the compression fuel charges and deemed line losses. To the extent the East Texas System is operated more efficiently than provided for by contracted allowances, we are entitled to retain the difference for our own account. Settlement margin accounted for 37% of the East Texas System's total gathering margin for the six months ended June 30, 2004.

      •
      Condensate sales.  During the gathering process, thermodynamic forces contribute to changes in operating conditions of the natural gas flowing through the pipeline infrastructure. As a result, hydrocarbon dew points are reached, causing condensation of hydrocarbons in the high-pressure pipelines. The East Texas System retains 100% of condensate (otherwise known as pipeline drip) collected in the system and sells the condensate at a monthly crude-oil based price. Condensate sales accounted for 24% of the East Texas System's total gathering margin for the six months ended June 30, 2004.

        The terms of our contracts vary based on gas quality conditions, the competitive environment at the time the contracts are signed and customer requirements. Our contract mix and, accordingly, our exposure to natural gas and NGL prices, may change as a result of changes in producer preferences, our expansion in regions where some types of contracts are more common and other market factors. Any change in our contract mix will impact our financial results.

Recent accounting pronouncements

        The FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," in April 2003. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is effective for existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 had no impact on our results of operations, financial position or cash flows.

        The FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," in May 2003. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on our results of operations, financial position or cash flows.

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." In December 2003, the FASB issued a revised version of FIN 46 clarifying existing accounting literature regarding the consolidation of entities in which a company holds a "controlling financial interest." A majority voting interest in an entity has generally been considered indicative of a controlling financial interest. FIN 46 specifies other factors ("variable interest")

which must be considered when determining whether a company holds a controlling financial interest in, and therefore must consolidate, an eternity ("variable interest entities"). These provisions apply immediately to variable interest in VIEs created after January 31, 2003, and to variable interest in special purpose entities for periods ending after December 15, 2003. The provisions apply for all other types of variable interest in VIEs for periods ending after March 15, 2004. We do not have investments in any variable interest entities, and therefore, the adoption of FIN 46 did not have impact on our results of operations, financial positions or cash flows.

Quantitative and qualitative disclosures about market risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices. We face market risk from commodity price variations, primarily in the NGL products we sell. We also incur, to a lesser extent, credit risks and risks related to interest rate variations.

        Commodity price risk.    On a pro forma basis as of June 30, 2004, approximately 19% of our gross margin was directly subject to NGL product price risk. Our Maytown gas processing plant in Appalachia and our Michigan operations have percent-of-proceeds contracts. Under percent-of-proceeds contracts, we, as the processor, retain a portion of the sales price of the NGL products produced as compensation for our services. Additionally, we are subject to natural gas price risk as a result of our recent acquisitions. On a pro forma basis as of June 30, 2004, approximately 22% of our gross margin was directly subject to natural gas price risk. We gather and transport natural gas for producers behind our gathering systems, primarily under percent-of-proceeds or percent-of-index contracts.

        Our primary risk management objective is to manage our price risk, thereby reducing volatility in our cash flows. Our hedging approach uses a statistical method that analyzes momentum and average pricing over time, and various fundamental data such as industry inventories, industry production, demand and weather. A committee, which includes members of senior management of our general partner, oversees all of our hedging activity.

        We may utilize a combination of fixed-price forward contracts, fixed-for-float price swaps and options on over-the-counter (OTC) market. New York Mercantile Exchange (NYMEX) traded futures are authorized for use. Swaps and futures allow us to protect our margins because corresponding losses or gains in the value of financial instruments are generally offset by gains or losses in the physical market.

        We enter OTC swaps with counterparties that are primarily financial institutions. We use standardized swap agreements that allow for offset of positive and negative exposures. Net credit exposure is marked to market daily. We are subject to margin deposit requirements under OTC agreements (with non-bank counterparties) and NYMEX positions.

        The use of financial instruments may expose us to the risk of financial loss in certain circumstances, including instances when (i) NGLs do not trade at historical levels relative to crude oil, (ii) sales volumes are less than expected requiring market purchases to meet commitments, or (iii) our OTC counterparties fail to purchase or deliver the contracted quantities of NGLs or crude oil or otherwise fail to perform. To the extent that we engage in hedging activities, we may be prevented from realizing the benefits of favorable price changes in the physical market. However, we may be similarly insulated against unfavorable changes in such prices.

        We are also subject to basis risk. Basis risk is the risk that an adverse change in the hedging market will not be completely offset by an equal and opposite change in the price of the physical commodity being hedged. We have two different types of NGL product basis risk. First, NGL product basis risk stems from the geographic price differentials between our sales locations and hedging contract delivery locations. We cannot hedge our geographic basis risk because there are no readily available products or markets. Second, NGL product basis risk also results from the difference in relative price movements between crude oil and NGL products. We may use crude oil, instead of NGL products, in our hedges because the NGL hedge products and markets are limited. Crude oil is typically highly correlated with certain NGL products. It is generally not cost effective to hedge our basis risk for NGL products.

        We hedge our natural gas price risk in the Southwest by entering into fixed-for-float swaps or buying puts. As of June 30, 2004, we had hedged our Southwest natural gas price risk via swaps as follows:

	Year ending December 31,
	2004	2005

MMBtu	92,000	182,500
$/MMBtu	$4.57	$4.26

        As of June 30, 2004, we had hedged our Southwest natural gas price risk via puts as follows:

Year ending December 31, 2004

MMBtu	184,000
$/MMBtu	$4.00

        As of June 30, 2004, we had no contracts in place to hedge our NGL product price risk.

        We are exposed to changes in interest rates, primarily as a result of our debt under our existing credit facility with floating interest rates. We make use of interest rate swaps and collar agreements to adjust the ratio of fixed and floating rates (LIBOR plus an applicable margin) in the debt portfolio.

        As of June 30, 2004, we are a party to interest rate swap agreements to fix interest rates on debt of $8.0 million at 3.84% through May 25, 2005 and $25.0 million at 3.33% through November 2006 (currently totaling $33.0 million with a weighted average interest rate of 3.46%). In addition, we are a party to an interest-rate collar agreement on $20.0 million of debt with a maximum rate of 3.33% through May 2005, and a minimum rate of 1.25% through August 2004, 1.30% through November 2004, 2.10% through February 2005, and 2.10% and 2.60% through May 2005.

5. Description of Other Indebtedness

The following information about our existing and proposed credit facilities is included in the Preliminary Offering Memorandum:

Existing revolving credit facility

        Our operating company, MarkWest Energy Operating Company, L.L.C., is the borrower under a $244.0 million senior secured revolving credit facility maturing in May 2005. The credit facility is guaranteed by us and all of our present and future subsidiaries and is collateralized by (i) substantially all of the assets of our operating company, the subsidiaries of our operating company and us, including stock and other equity interests and (ii) an assignment of a $2.5 million cash deposit from MarkWest Hydrocarbon as security for its fee obligations to us. The interest rate we are charged on the credit facility is determined using a variable interest rate based on one of two indices that include either (i) LIBOR plus 3.5% to LIBOR plus 4.5% or (ii) Base Rate ("BR") (as defined in the existing credit agreement) plus 2.5% to BR plus 3.5%, depending on our maintenance of certain financial leverage ratios.

        As of September 30, 2004, we had $197.5 million outstanding under our credit facility with an average interest rate of 5.4%. We expect to repay all outstanding indebtedness under this credit facility through proceeds from this offering and borrowings under our proposed credit facility.

Proposed amended and restated revolving credit facility

        Concurrently with the closing of the sale of these notes, we anticipate that our operating company, MarkWest Energy Operating Company, L.L.C., will amend and restate our existing credit facility. The lenders under the proposed amended and restated $200.0 million senior secured revolving credit facility will be Royal Bank of Canada, JPMorgan Chase Bank and other financial institutions named in the agreement governing the credit facility. The proposed term of the credit facility will be five years and may be increased to $300 million. The credit facility will be guaranteed by us and all of our and our operating company's present and future subsidiaries and will be collateralized by substantially all of our and our operating company's existing and future assets and those of our and our operating company's subsidiaries, including stock and other equity interests.

        We expect the borrowings under our credit facility will bear interest at a variable interest rate based on one of two indices that include either (i) LIBOR plus an applicable margin, which shall be fixed at a rate of 3.25% for the first two quarters following the closing of the credit facility or (ii) Base Rate (as defined in the proposed credit agreement) plus an applicable margin, which shall be fixed at a rate of 2.25% for the first two quarters following the closing of the credit facility. After that period, the applicable margin will be adjusted quarterly based on our ratio of funded debt to EBITDA (as defined in the new credit agreement).

        In connection with the credit facility, we will be subject to a number of restrictions on our business, including restrictions on our, the operating company's and its subsidiaries' ability to grant liens on assets, merge, consolidate or sell assets, incur indebtedness (other than subordinate indebtedness), make acquisitions, engage in other businesses, enter into capital or operating leases, engage in transactions with affiliates, make distributions on equity interests and other usual and customary covenants. In addition, we will be subject to certain financial maintenance covenants, including our ratios of total debt/EBITDA, total senior secured debt/EBITDA, EBITDA/interest (in each case, as defined in the new credit agreement) and a minimum net worth requirement. Failure to comply with the provisions of any of these covenants could result in acceleration of our debt and other financial obligations.

        While we believe this description of our proposed credit facility reflects our current expectations, we cannot assure you that we will be able to consummate the proposed credit facility on the timing and the terms described above.

6. Other Business Information

(a)
The following information about our business and assets is included in the Preliminary Offering Memorandum:

        (i)    The partnership

        MarkWest Energy Partners, L.P. (AMEX:MWE), a publicly traded Delaware limited partnership, is engaged in the gathering, processing and transmission of natural gas, the transportation, fractionation and storage of NGLs and the gathering and transportation of crude oil. Our natural gas gathering operations consist of over 600 miles of gathering pipeline servicing over 2,200 wells located in some of the nation's most prolific natural gas producing regions, including the Permian and East Texas Basins in Texas and the Anadarko Basin in Oklahoma. In the Appalachian Basin, we have natural gas processing capacity of over 350 MMcf/d, which makes us the largest natural gas processor in the region, and our processing volumes feed our 600,000 gallon per day Siloam fractionation plant in South Shore, Kentucky. Our processing operations generated over 160 million gallons of NGLs during the twelve months ended June 30, 2004, primarily from our Appalachian processing plants. In Michigan, we own the primary intrastate crude oil pipeline, with approximately 250 miles of pipeline serving over 1,000 crude oil producing wells. On a pro forma basis for the six months ended June 30, 2004, our gathering and transportation, processing, and fractionation and storage activities accounted for 55%, 36% and 9%, respectively, of our gross margin (revenues less purchased product costs). On a pro forma basis for the twelve months ended June 30, 2004, we generated $249.6 million in revenues, $0.6 million in net income and $47.9 million in earnings before income taxes, depreciation and amortization expense, interest expense (net), amortization of deferred financing costs and non-recurring management fees and impairment expense, or adjusted EBITDA. For a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income, please read footnote (2) to "Summary historical and pro forma financial and operating data."

        We generate a substantial portion of our revenues and cash flows by providing fee-based services to our customers, which limits our commodity price exposure and provides us with a relatively stable base of cash flows. Gross margin from fee-based services depends largely on throughput volume and is typically less affected by short-term changes in commodity prices. On a pro forma basis for the six months ended June 30, 2004, we generated 60% of our gross margin from contracts under which we charge fees for providing midstream services. The remaining 40% of our gross margin for that period was generated from contracts subject to commodity price exposure, consisting of percentage-of-index and other contracts tied to natural gas prices (22%), percentage-of-proceeds and other contracts tied to NGL prices (16%) and keep-whole contracts, which are tied to the prices of both commodities (2%). See

"Management's discussion and analysis of financial condition and results of operations—Our contracts."

        (ii)   Our Southwest assets

Southwest gathering and processing facilities

        The table below describes our Southwest gathering and processing assets:

				Natural gas throughput (Mcf/d)(1)				Utilization of design capacity
				Year ended December 31,
		Year of initial construction	Design throughput capacity (Mcf/d)				Six months ended June 30, 2004	Six months ended June 30, 2004
Facility	Location			2001	2002	2003

East Texas gathering system(2)(3)	Panola County, TX	1990	350,000	199,400	194,200	204,400	216,900	62%
Foss Lake gathering system(4)	Various counties, OK	1998	70,000	44,600	48,700	52,100	59,200	85%
Appleby gathering system(5)	Nacogdoches County, TX	1990	32,000	18,900	21,400	23,800	30,100	94%
Other gathering systems(5)	Various counties in TX, LA, MS, NM	Various	53,000	24,400	23,200	20,500	19,100	36%
Arapaho processing plant(4)	Custer County, OK	2000	75,000	44,200	48,100	51,500	59,200	79%
East Texas processing plant(6)	Panola County, TX	2005, anticipated	175,000	N/A	N/A	N/A	N/A	N/A

        (1)   Throughput volumes are for the periods indicated, not just for the period of time we owned each facility.

        (2)   We acquired the East Texas gathering system on July 30, 2004.

        (3)   The design throughput capacity for the East Texas gathering system includes the throughput capacity upon completion of the 78 miles of natural gas pipeline under construction.

        (4)   We acquired the Foss Lake gathering system and the Arapaho processing plant on December 1, 2003.

        (5)   We acquired the Appleby gathering system, along with 19 other gathering systems, as part of our March 28, 2003 Pinnacle acquisition.

        (6)   Currently under construction.

Our Appalachian assets

        The table below describes our Appalachian processing assets:

				Natural gas throughput (Mcf/d)				Utilization of design capacity
				Year ended December 31,
			Design throughput capacity (Mcf/d)				Six months ended June 30, 2004	Six months ended June 30, 2004
		Year constructed
Facility	Location			2001	2002	2003

Kenova processing plant(1)	Wayne County, WV	1996	160,000	122,000	136,000	133,000	139,000	87%
Boldman processing plant(1)	Pike County, KY	1991	70,000	46,000	42,000	46,000	43,000	61%
Maytown processing plant(2)	Floyd County, KY	2000	55,000	54,000	64,000	51,000	N/A	N/A
Cobb processing plant(3)	Kanawha County, WV	1968	35,000	24,000	24,000	24,000	22,000	63%
Kermit processing plant(1)(4)	Mingo County, WV	2001	32,000	N/A	N/A	N/A	N/A	N/A

        (1)   A portion of the Boldman volumes and all of the Kermit volumes are included in Kenova throughput, as these volumes require further processing at our Kenova facility.

        (2)   Natural gas throughput for the year ended December 31, 2002 exceeded design throughput capacity. Our processing plants were constructed to accommodate gas volumes somewhat in excess of their design throughput capacity. The inlet meter for the Maytown Processing plant is owned by Equitable and was taken out of service in 2003. Accordingly, volumetric data is no longer available.

        (3)   During the first half of 2004, we began construction of a new 24 MMcf/d processing plant. This new plant will replace our existing Cobb plant.

        (4)   The Kermit processing plant is operated by Columbia Gas and we do not receive inlet volume information.

        Our Appalachia liquids pipeline includes the following segments:

				NGL throughput (gal/day)				Utilization of design capacity
				Year ended December 31,
			Design throughput capacity (gal/day)				Six months ended June 30, 2004	Six months ended June 30, 2004
		Year constructed
Pipeline	Location			2001	2002	2003

Maytown to Institute(1)	Floyd County, KY to Kanawha County, WV	1956	250,000	129,000	145,000	154,000	158,000	63%
Ranger to Kenova(2)	Lincoln County, WV to Wayne County, WV	1976	831,000	129,000	145,000	154,000	158,000	19%
Kenova to Siloam	Wayne County, WV to South Shore, KY	1957	831,000	360,000	410,000	409,000	428,000	52%

        (1)   Includes 40 miles of currently unused pipeline extending from Ranger to Institute.

        (2)   NGLs transported through the Ranger to Kenova pipeline are included in the Kenova to Siloam volumes.

        The following table provides additional detail regarding our Siloam fractionation plant:

				NGL throughput (gal/day)				Utilization of design capacity
			Design throughput capacity (gal/day)	Year ended December 31,			Six months ended June 30, 2004	Six months ended June 30, 2004
		Year constructed
Facility	Location			2001	2002	2003

Siloam fractionation plant	South Shore, KY	1957	600,000	423,000	476,000	458,000	467,000	78%

Our Michigan assets

Michigan gathering and processing facilities

        The table below describes our Michigan gathering and processing assets:

				Natural gas throughput (Mcf/d)				NGL throughput (gallons)
				Year ended December 31,
			Design throughput capacity (Mcf/d)(1)				Six months ended June 30, 2004	Six months ended June 30, 2004
		Year constructed
Facility	Location			2001	2002	2003

90-mile gas gathering pipeline	Manistee, Mason and Oceana Counties, MI	1994-1998	35,000	8,800	13,800	15,000	13,000	—
Fisk processing plant	Manistee County, MI	1998	35,000	8,800	13,800	15,000	13,000	5,103,900

        (1)   MarkWest Hydrocarbon has retained a 70% net profit interest in all gathering and processing fees generated by quarterly throughput volumes in excess of 10 MMcf/d.

        (iii) Contracts and counterparties

        Producers of crude oil and natural gas may be either our customers or our suppliers, depending on the type of contract under which we provide midstream services. On a pro forma basis for the six months ended June 30, 2004, MarkWest Hydrocarbon was our largest contract counterparty, accounting for 25% of our gross margin. MarkWest Hydrocarbon controls our operations through its ownership of our general partner as well as its significant limited partner interest in us. Our other significant contract counterparties during that period, as measured by our gross margin, were Devon Energy (18%) and Equitable (6%). Our next largest contract counterparties during that period, none of whom accounted for more than 5% of our gross margin, were BP Amoco, ConocoPhillips, Chesapeake Energy, Zinke and Mirant.

Southwest

        In East Texas, our primary sources of revenues are gathering fee agreements with the producers we service in the region. We generate gathering fees in three complementary manners. Under fixed gathering and compression fee arrangements, producers pay us a fixed rate per unit to transport their natural gas through the gathering system. Under settlement margin contracts, we are allowed to retain a fixed percentage of the of the natural gas volume gathered to cover the compression fuel charges and deemed line losses. To the extent the East Texas System is operated more efficiently than provided for by contracted allowances, we are entitled to retain the difference for our own account. Lastly, all of our gathering agreements provide that we are allowed to keep 100% of any condensate that forms in the gathering pipeline, which we then sell at a monthly crude oil-based price.

        In western Oklahoma, we generate operating margin by charging fixed fees per Mcf of natural gas gathered. We also generate operating margin through keep-whole processing contracts. In addition, approximately 45% of our Foss Lake gas gathering contracts include additional fees to cover plant operating costs, fuel costs and shrinkage costs in a low-processing-margin environment. These contracts, and our ability to operate the Arapaho plant in several recovery modes, including shutting down the plant, limit our exposure to a portion of the operating costs of the plant. Our primary counterparties in western Oklahoma are Chesapeake Energy, Zinke and Crawley, which collectively accounted for 60% of the gross margin generated in this area in the six months ended June 30, 2004.

        On the Appleby gathering system, we generate a majority of our operating margin through percent-of-index contracts, with the remaining margin generated through fee-based contracts. In our other gathering systems in the Southwest, we generate operating margins through percent-of-index, percent-of-proceeds and fixed-fee contracts. Our primary counterparties on these gathering systems are BRG Petroleum and Kaiser-Francis Oil Company.

        Our Southwest lateral pipelines transport natural gas under fixed-fee contracts, the most significant of which are independent of volumes transported. Our primary counterparties on these pipelines include Mirant, America Energy Marketing, Constellation Energy and Xcel Energy.

(b)
The following information about the East Texas System is included in the Preliminary Offering Memorandum:

        (i)    We are currently constructing gathering pipeline additions, compression additions, a new processing facility and planning the construction of an NGL pipeline at an aggregate total projected cost of approximately $55 million, consisting of:

  •
  approximately $17 million for the East Texas System processing plant;

  •
  approximately $6 million for potential expansion of the East Texas System processing plant's capacity from 175 MMcf/d to 215 MMcf/d;

  •
  approximately $24 million for the expansion of the East Texas System's gathering and compression capacity; and

  •
  approximately $8 million for the construction of the East Texas System's NGL pipeline, with a capacity of 15,000 bpd.

D.    Additional Supplemental Information

        The following sets forth certain additional supplemental information contained in other offering materials relating to the private placement of the Notes:

(i)
On a pro forma basis for the six months ended June 30, 2004, the 60% of our gross margin derived from fee-based sources was generated from the following sources: gathering or transportation fees (28%), processing fees (17%), fractionation fees (10%) and fixed fees (5%).

(ii)
On a pro forma basis for the six months ended June 30, 2004, our distribution coverage ratio was 1.38x.

(iii)
On a pro forma basis for the six months ended June 30, 2004, our operating margin (total revenues less purchased product costs and facility expenses) was $59.1 million, consisting of operating margin by segment of: Southwest ($35.6 million), Appalachia ($18.0 million) and Michigan ($5.5 million).

E.     Forward Looking Information

        Statements included in this Current Report on Form 8-K that are not historical facts are forward looking statements. We use words such as "may," "believe," "estimate," "expect," "plan," "intend," "project," "anticipate," and similar expressions to identify forward looking statements.

        These forward looking statements are based on management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

  •
  Our ability to successfully integrate our recent or future acquisitions;

  •
  The availability of raw natural gas supply for our gathering and processing services;

  •
  Our substantial debt and other financial obligations could adversely impact our financial condition;

  •
  The availability of NGLs for our transportation, fractionation and storage services;

  •
  Our dependence on certain significant customers, producers, gatherers, treaters, and transporters of natural gas, including MarkWest Hydrocarbon;

  •
  The risks that third party oil and natural gas exploration and production activities will not occur or be successful;

  •
  Prices of NGL products and crude oil, including the effectiveness of any hedging activities, and indirectly natural gas prices;

  •
  Competition from other NGL processors and natural gas gatherers, including major energy companies;

  •
  Changes in general economic conditions in regions in which our products are located; and

  •
  Our ability to identify and consummate grass roots projects or acquisitions complementary to our business.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on future results. We do not update publicly any forward looking statement. We caution you not to rely unduly on forward-looking statements. You should read the Risk Factors contained in our registration statement on Form S-3 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for further information.

Item 9.01 Financial Statements and Exhibits.

  (c)
  Exhibits.

  99.1
  Press Release dated October 12, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P. (Registrant)
	By:	MarkWest Energy GP, L.L.C., Its General Partner
Date: October 12, 2004	By:	/s/ JAMES G. IVEY James G. Ivey Chief Financial Officer

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Unaudited pro forma combined financial information
Unaudited pro forma combined balance sheet
Unaudited pro forma combined statement of operations
Unaudited pro forma combined statement of operations
Unaudited pro forma combined statement of operations
Notes to unaudited pro forma combined financial information
Summary historical and pro forma financial and operating data
SIGNATURES